EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C- 2010
Contacts: Media Robin Keegan 404-652-4713 Investor Relations 404-652-5555

Date: Oct. 27, 2005

GEORGIA-PACIFIC REPORTS SOLID THIRD QUARTER RESULTS

            ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported third quarter 2005 net income of $145 million (55 cents diluted earnings per share) compared with net income of $240 million (91 cents diluted earnings per share) in third quarter 2004.

Following are highlights of the third quarter results:* (in millions, except per share amounts)
	3Q-2005	3Q-2004

Net income	$145	$240
Net income per diluted share	$0.55	$0.91

Net income before unusual items	$200	$235
Net income before unusual items per diluted share	$0.76	$0.89

Income from continuing operations	$143	$239
Income from continuing operations per diluted share	$0.54	$0.91

Income from continuing operations before unusual items	$198	$236
Income from continuing operations before unusual items
per diluted share	$0.75	$0.89

*Income from continuing operations in third quarter 2004 includes $13 million of pretax income from the building products distribution business, which was sold in May 2004.

            "This was a solid quarter, with our North America consumer products and building products businesses performing well. In fact, building products had its best quarter this year," said A.D. "Pete" Correll, Georgia-Pacific's chairman and chief executive officer. "We continued to make progress toward our North America consumer products goal. Our third quarter asset restructuring announcement to move production to newer, more efficient machines represents the most recent step in our continuing execution of our consumer products strategy.

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            "Higher costs and lower prices continue to negatively impact both our packaging and bleached pulp and paper businesses. Raw materials and energy inflation company-wide increased our costs for the quarter by approximately $105 million versus the same period last year. Hurricane Katrina related costs amounted to approximately $15 million for the quarter while transportation costs increased approximately $35 million," said Correll.

Third quarter 2005 net income before unusual items was $200 million (76 cents diluted earnings per share). Unusual items included:

●	A $43 million charge ($28 million after tax, or 10 cents diluted loss per share) primarily for the recently announced restructuring of the North America and international consumer products businesses,
●

A $36 million income tax liability (14 cents diluted loss per share) related to the planned repatriation of $709 million of unremitted earnings of certain of the company's non-U.S. subsidiaries under the provisions of the American Jobs Creation Act,

●

A $20 million gain ($16 million after tax, or 6 cents diluted earnings per share) related to the sales of the company's controlling interest in GP Flakeboard, Inc., and the company's Richwood, W.Va., hardwood sawmill,

●	An $8 million charge ($5 million after tax, or 2 cents diluted loss per share) for environmental liabilities,
●	A $7 million charge ($4 million after tax, or 2 cents diluted loss per share) for sales tax audits related to Unisource Worldwide, Inc., when it was wholly owned by Georgia-Pacific,
●	A $4 million credit ($2 million after tax, or 1 cent diluted earnings per share) related to the favorable settlement of an asbestos insurance receivable.

            In addition, third quarter 2005 results include a $25 million charge ($16 million after tax, or 6 cents diluted loss per share) related to the expensing of stock-based compensation versus a charge of $24 million ($15 million after tax, or 6 cents diluted loss per share) in the third quarter 2004.

            Third quarter 2004 net income before unusual items was $235 million (89 cents diluted earnings per share). Unusual items totaled $5 million after taxes (2 cents diluted earnings per share) and included gains from facility sales and working capital settlements from earlier divestitures, offset in part by severance and other restructuring costs across several business units.

            Note: Georgia-Pacific management believes that, because of the nature of these items, investors' understanding of the company's performance is enhanced by disclosing net income before the unusual items as a reasonable basis for comparison of the company's core ongoing results of operations. The attached Reconciliation of Earnings Before Unusual Items provides a reconciliation of net income before the unusual items to net income determined in accordance with generally accepted accounting principles.

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Georgia-Pacific's net sales were $4.7 billion for the third quarter 2005, equal to the third quarter 2004.

Total debt was approximately $7.9 billion at the end of the third quarter, down $584 million versus the second quarter 2005 and down almost $1 billion compared to the same period one year ago.

            For the first nine months of 2005, Georgia-Pacific reported net income of $544 million ($2.06 diluted earnings per share), compared with $607 million ($2.31 diluted earnings per share) in the same period of 2004.

            For the first nine months of 2005, the company reported net income excluding unusual items of $621 million ($2.35 diluted earnings per share), compared with $637 million ($2.42 diluted earnings per share) in the same period of 2004.

            Net sales for the first nine months of 2005 were $14 billion, compared with $15 billion in the same period a year ago. Excluding sales from the building products distribution business, which was sold in May 2004, net sales for the first nine months of 2005 increased $304 million, or 2 percent, compared with the first nine months of 2004.

North America Consumer Products

            The North America consumer products segment includes the company's retail and commercial tissue businesses. Familiar consumer tissue brands include Angel Soft®, Quilted Northern®, Brawny®, Sparkle®, Mardi Gras® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery.

            The segment recorded third quarter 2005 operating profit of $197 million versus $206 million in third quarter 2004. Third quarter 2005 results include a $38 million charge primarily for the previously announced restructuring of commercial tissue operations. Included in the third quarter 2004 results were charges of $6 million primarily for severance and equipment relocation expenses in the Dixie business. Excluding these charges, operating profits for the segment increased $23 million or 11 percent over third quarter 2004.

            Profit improvement was driven by a combination of price, higher-margin products and cost reductions that offset higher energy and chemical costs. Tissue prices increased 6 percent per ton. Shipments in tons were flat with gains in retail shipments offsetting a decline in commercial shipments driven by weaker industry conditions.

Dixie profitability increased with prices higher year over year. Realized price increases and cost reductions in this business more than offset reduced shipments and higher costs.

The North America consumer products segment continues to implement its strategy to achieve the $1.2 billion annualized operating profit goal by the end of 2006.
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International Consumer Products

            The international consumer products segment markets both retail and commercial products such as bathroom and facial tissue, handkerchiefs and paper towels, as well as personal care products in Europe and other locations. Market-leading brands include Lotus®, Moltonel®, Colhogar®, Tenderly® , Delica® and Demak'Up®.

            The segment recorded a third quarter 2005 operating profit of $15 million, compared with $39 million during the same quarter a year ago. The third quarter 2005 results include a charge of $4 million for the previously announced restructuring of some international assets. Third quarter 2004 results include unusual items of $5 million for severance, equipment relocation and a loss from a fire at the Ivanteevka facility in Russia.

            Operating profit for this business was impacted by lower prices, higher pulp and energy costs, and effects of a pulp and paper industry strike/lockout in Finland and product changes associated with a machine rebuild in the United Kingdom. These factors were partially offset by continued cost reduction and spending discipline.

Changes in the currency exchange rate between the U.S. dollar and the euro since the third quarter 2004 had no impact on this quarter.

Packaging

            Georgia-Pacific's packaging segment includes four containerboard manufacturing facilities and 55 converting operations. Its Color-Box subsidiary is a leading high-graphics, litho-laminated corrugated manufacturer in North America.

The segment recorded an operating profit of $45 million in the third quarter 2005, compared with $100 million in the third quarter 2004.

            Lower prices combined with higher costs for energy, transportation, wood and chemicals resulted in lower operating profit for the business. During the quarter, corrugated box shipments were up 1 percent for the company while shipments reported by the Fibre Box Association were down 1.5 percent. Near the end of the quarter the containerboard mill in Monticello, Miss., was impacted by Hurricane Katrina.

Bleached Pulp and Paper

The bleached pulp and paper segment is comprised of the company's communication papers, bleached board and kraft businesses, and its 40 percent minority ownership in Unisource Worldwide, Inc.

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            The segment recorded a third quarter 2005 operating loss of $5 million, compared with an operating profit of $20 million in the third quarter 2004. Third quarter 2005 results included an $8 million charge primarily for sales tax audits related to Unisource for periods that it was wholly owned by Georgia-Pacific. Third quarter 2004 results include a $2 million reduction in the gain realized on the second quarter 2004 sale of the company's interest in Aracruz Celulose S.A.

            Operating profit in this business was impacted by higher costs for energy and chemicals coupled with lower uncoated free sheet prices, which were partially offset by improved performance in the bleached board and kraft businesses.

Building Products

The company's diversified building products segment includes structural panels, gypsum, lumber, industrial wood products and chemical manufacturing businesses.

            In the third quarter 2005, building products' operating profit was $269 million versus $282 million in the third quarter 2004. Third quarter 2005 results include a $20 million gain from the sales of the company's controlling interest in GP Flakeboard, Inc., and the company's Richwood hardwood sawmill. The third quarter 2004 results include a gain totaling $3 million, which includes a pretax gain on the sale of three hardwood lumber mills, offset in part by asset impairment and severance costs.

            Structural panels demand remained strong, driven by residential and non-residential construction, and repair and remodeling. Prices moderated from prior year levels. Lumber shipments remained strong compared with a year ago, and prices rose 12 percent. In the aftermath of Hurricane Katrina, the company restarted its idled Gloster, Miss., plywood facility and Roxie, Miss., sawmill. These facilities will serve the rebuilding efforts in the Gulf region and will be furnished in part with damaged timber salvaged in the region.

            Demand remained strong in the gypsum business, which implemented price increases during the quarter for both ToughRock® and Dens® product lines. Strong prices and higher shipments more than offset higher energy costs. Overall, the Dens family of products continued to perform well in both residential and non-residential markets, including sheathing, roofing, decking, interior panels and fireproof door product lines.

Other

The company's Other segment primarily includes unallocated corporate expenses and the elimination of intersegment sales and profits.

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The segment reported third quarter 2005 expenses of $104 million, compared with expenses of $122 million for the same period in 2004.

Included in third quarter 2005 results were:
● An $8 million charge for environmental liabilities, and
● A $4 million credit related to the negotiated settlement of an asbestos receivable.

Summary

            "Despite inflationary pressures, Georgia-Pacific continued to make significant progress toward achieving our operating profit goal in consumer products and in reducing debt. We expect inflationary pressures to continue into the fourth quarter but this will not deter us from our focus on operational excellence and achieving our financial goals," Correll concluded.

            Georgia-Pacific management will participate in a live audio webcast and conference call beginning at 10 a.m. Eastern time today. To access the webcast, visit www.gp.com and follow the link. The webcast will contain a supplemental presentation that also will be available for download. Call participants may dial toll-free (800) 305-3098 or (706) 634-1141 for international callers. Please reference the Georgia-Pacific earnings conference call and allow ample time to access the call and webcast.

For additional information on Georgia-Pacific's results of operations and financial condition, please refer to the publication, Supplementary Financial Data, posted on our Web site.

            Replay of the conference call will be available beginning at noon Oct. 27, until 6 p.m. Eastern time on Nov. 27 by calling (800) 642-1687. Please reference conference ID number 5579723 when accessing the audio conference replay. The replay also will be available on the Investor Information section of Georgia-Pacific's Web site at www.gp.com/investor.

            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of approximately $20 billion, the company employs 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products business has long been among the nation's leading supplier of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

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              Certain statements contained in this release, including statements regarding the company's expected realization of announced price increases and the outlook for business and economic conditions, are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of a number of factors including, but not limited to, the actual realization of announced price increases for some of our products, continued strength in new home building and home renovation, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding levels of supply and demand for, and costs of raw materials such as wood fiber, wastepaper and energy, the success of the branding and marketing strategies we are pursuing for our consumer products, the effects of changes in our production capabilities due to planned and unplanned facility outages or maintenance requirements, workforce disruptions or adverse weather conditions, the production capabilities of manufacturers of competitive products, actions taken or to be taken by the United States or other governments as a result of the situation in Iraq and acts or threats of terrorism, and other factors listed in Georgia-Pacific Corporation's SEC filings, including its report on Form 10-K for the fiscal year ended Jan. 1, 2005, and its report on Form 10-Q for the fiscal quarter ended Oct. 1, 2005.

A tabulation of results for Georgia-Pacific Corp. follows:

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GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (unaudited)

	Third Quarter		First Nine Months
	2005	2004	2005	2004

NET SALES
North America consumer products	$ 1,501	$ 1,438	$ 4,476	$ 4,207
International consumer products	479	498	1,509	1,549
Packaging	739	782	2,266	2,198
Bleached pulp and paper	536	584	1,635	1,667
Building products	1,820	1,808	5,343	5,342
Building products distribution	-	-	-	1,886
Other[1]	(362)	(369)	(1,102)	(1,698)

Total net sales	$ 4,713	$ 4,741	$ 14,127	$ 15,151

OPERATING PROFIT (LOSS)
North America consumer products	$ 197	$ 206	$ 627	$ 476
International consumer products	15	39	79	135
Packaging	45	100	188	227
Bleached pulp and paper	(5)	20	4	27
Building products	269	282	701	911
Building products distribution	-	13	-	111
Other	(104)	(122)	(257)	(382)

Total operating income	417	538	1,342	1,505
Interest expense	(145)	(167)	(453)	(542)

Income from continuing operations before income taxes	272	371	889	963
Provision for income taxes	(129)	(132)	(347)	(352)

Income from continuing operations, net of taxes	143	239	542	611
Income (loss) from discontinued operations, net of taxes	2	1	2	(4)

Net income	$ 145	$ 240	$ 544	$ 607

Basic per share:
Income from continuing operations, net of taxes	$ 0.55	$ 0.93	$ 2.10	$ 2.40
Income (loss) from discontinued operations, net of taxes	0.01	0.01	0.01	(0.02)

Net income	$ 0.56	$ 0.94	$ 2.11	$ 2.38

Diluted per share:
Income from continuing operations, net of taxes	$ 0.54	$ 0.91	$ 2.05	$ 2.33
Income (loss) from discontinued operations, net of taxes	0.01	-	0.01	(0.02)

Net income	$ 0.55	$ 0.91	$ 2.06	$ 2.31

Average number of shares outstanding:
Basic	258.9	256.0	258.3	254.9
Diluted	264.5	263.2	264.3	262.4

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items (In millions, except per share amounts) (unaudited)

	Third Quarter 2005				Third Quarter 2004

	Income from continuing operations, net of taxes	Income (loss) from discontinued operations, net of taxes	Net income	Diluted earnings per share	Income from continuing operations, net of taxes	Income (loss) from discontinued operations, net of taxes	Net income	Diluted earnings per share

Income as reported (GAAP earnings)	$ 143	$ 2	$ 145	$ 0.55	$ 239	$ 1	$ 240	$ 0.91

Settlement of asbestos insurance receivable	(2)	-	(2)	(0.01)	-	-	-	-

Asset impairments, severance costs and other	28	-	28	0.10	9	-	9	0.03

Gain on asset sales, net	(16)	-	(16)	(0.06)	(12)	(2)	(14)	(0.05)

Unisource sales tax audit charge	4	-	4	0.02	-	-	-	-

Change in environmental liabilities, net of insurance receivables	5	-	5	0.02	-	-	-	-

Tax on foreign earnings repatriation	36	-	36	0.14	-	-	-	-

Total unusual items	55	-	55	0.21	(3)	(2)	(5)	(0.02)

Income (loss) before unusual items	$ 198	$ 2	$ 200	$ 0.76	$ 236	$ (1)	$ 235	$0.89

Income before unusual items and accounting change is net income reported under generally accepted accounting principles ("GAAP") excluding the after tax effect of items considered by management to be unusual, along with the after tax effect of adopting new accounting standards. We believe that this measure emphasizes our core ongoing operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with net income provides for a more complete analysis of results of operations. Net income is the most directly comparable GAAP measure.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Accounting Change (In millions, except per share amounts) (unaudited)

	First Nine Months 2005				First Nine Months 2004

	Income from continuing operations, net of taxes	Income (loss) from discontinued operations, net of taxes	Net income	Diluted earnings (loss) per share	Income from continuing operations, net of taxes	Income (loss) from discontinued operations, net of taxes	Net income	Diluted earnings (loss) per share

Income (loss) as reported (GAAP earnings)	$ 542	$ 2	$ 544	$ 2.06	$ 611	$ (4)	$ 607	$ 2.31

Loss on early extinguishment of debt	10	-	10	0.04	33	-	33	0.13

Settlement of asbestos insurance receivable	-	-	-	-	-	-	-	-

Asset impairments, severance costs and other	35	-	35	0.12	24	-	24	0.09

Tax-exempt bond liability reserve	11	-	11	0.04	-	-	-	-

Operating lease valuation allowance	7	-	7	0.03	-	-	-	-

Prior period insurance adjustment	(15)	-	(15)	(0.06)	-	-	-	-

(Gain) loss on asset sales, net	(16)	-	(16)	(0.06)	(40)	13	(27)	(0.11)

Unisource sales tax audit charge	4	-	4	0.02	-	-	-	-

Change in environmental liabilities, net of insurance receivables	5	-	5	0.02	-	-	-	-

Tax on foreign earnings repatriation	36	-	36	0.14	-	-	-	-

Total unusual items	77	-	77	0.29	17	13	30	0.11

Income before unusual items	$ 619	$ 2	$ 621	$ 2.35	$ 628	$ 9	$ 637	$ 2.42

GEORGIA-PACIFIC CORPORATION Reconciliation of Operating Profit Before Unusual Items (In millions) (unaudited)

Third Quarter 2005

N. A Consumer	Int'l Consumer	Packaging	Bleached Pulp & Paper	Building Products	Other	Total

Operating profit (loss) as reported	$ 197	$ 15	$ 45	$ (5)	$ 269	$ (104)	$ 417
Unusual items:
Settlement of asbestos insurance receivable	-	-	-	-	-	(4)	(4)
Asset impairments, severance costs and other	38	4	-	-	-	-	42
Operating lease valuation allowance	-	-	-	1	-	-	1
Gain on asset sales, net	-	-	-	-	(20)	-	(20)
Unisource sales tax audit charge	-	-	-	7	-	-	7
Change in environmental liabilities, net of insurance receivables	-	-	-	-	-	8	8

Total unusual items	38	4	-	8	(20)	4	34

Operating profit (loss) excluding unusual items	$ 235	$ 19	$ 45	$ 3	$ 249	$ (100)	$ 451

Third Quarter 2004

N. A Consumer	Int'l Consumer	Packaging	Bleached Pulp & Paper	Building Products	Building Products Dist.	Other	Total

Operating profit (loss) as reported	$ 206	$ 39	$ 100	$ 20	$ 282	$ 13	$ (122)	$ 538
Unusual items:
Loss on early extinguishment of debt	-	-	-	-	-	-	-	-
Gain on asset sales, net	-	-	-	2	(5)	(13)	-	(16)
Asset impairments, severance costs and other	6	5	1	-	2	-	-	14

Total unusual items	6	5	1	2	(3)	(13)	-	(2)

Operating profit (loss) excluding unusual items	$ 212	$ 44	$ 101	$ 22	$ 279	$ -	$ (122)	$ 536

Operating profit before unusual items is operating profit reported under generally accepted accounting principles ("GAAP") excluding the pre-tax effect of items considered by management to be unusual. We believe that this measure emphasizes our core ongoing operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with operating profit provides for a more complete analysis of results of operations. Operating profit is the most directly comparable GAAP measure.

GEORGIA-PACIFIC CORPORATION Reconciliation of Operating Profit Before Unusual Items (In millions) (unaudited)

		First Nine Months 2005

		N. A Consumer	Int'l Consumer	Packaging	Bleached Pulp & Paper	Building Products	Other	Total

Operating profit (loss) as reported		$ 627	$ 79	$ 188	$ 4	$ 701	$ (257)	$ 1,342
Unusual items:
Loss on early extinguishment of debt		-	-	-	-	-	17	17
Settlement of asbestos insurance receivable		-	-	-	-	-	(1)	(1)
Asset impairments, severance costs and other		45	4	2	-	3	-	54
Tax exempt bond liability reserve		-	-	-	-	-	11	11
Operating lease valuation allowance		-	-	-	12	-	-	12
Prior period insurance adjustment		-	(3)	-	-	-	(21)	(24)
Gain on asset sales, net		-	-	-	-	(20)	-	(20)
Unisource sales tax audit charge		-	-	-	7	-	-	7
Change in environmental liabilities, net of insurance receivables		-	-	-	-	-	8	8

Total unusual items		45	1	2	19	(17)	14	64

Operating profit (loss) excluding unusual items		$ 672	$ 80	$ 190	$ 23	$ 684	$ (243)	$ 1,406

	First Nine Months 2004

	N. A. Consumer	Int'l Consumer	Packaging	Bleached Pulp & Paper	Building Products	Building Products Dist.	Other	Total

Operating profit (loss) as reported	$ 476	$ 135	$ 227	$ 27	$ 911	$ 111	$ (382)	$ 1,505
Unusual items:
Loss on early extinguishment of debt	-	-	-	-	-	-	53	53
Gain on asset sales, net	-	-	(23)	(24)	(5)	(20)	(2)	(74)
Asset impairments, severance costs and other	27	1	6	-	4	-	-	38

Total unusual items	27	1	(17)	(24)	(1)	(20)	51	17

Operating profit (loss) excluding unusual items	$ 503	$ 136	$ 210	$ 3	$ 910	$ 91	$ (331)	$ 1,522

Notes to Operating Highlights
Third Quarter 2005
1.

During the third quarter of 2005, the company completed its evaluation and determined it would repatriate approximately $709 million of unremitted earnings of certain of its non-U.S. subsidiaries under the provisions of the American Jobs Creation Act. As a result the Company recorded an income tax expense, net of current year generated tax credits, and a related income tax liability of approximately $36 million.

2.

On September 29, 2005, the company approved a restructuring program within its North America Consumer Products segment, primarily in its commercial tissue operations. As part of this program, along with planned restructuring activities in its International Consumer Products segment, the company expects to incur a total of approximately $106 million in pre-tax restructuring charges over the next 2 years, of which $41 million ($26 million after tax) was expensed in the third quarter of 2005.

3.

During the third quarter of 2005, the company recorded a pre-tax charge of $7 million ($4 million after tax) for sales tax audits related to Unisource Worldwide Inc., when it was wholly owned by Georgia-Pacific.

4.

During the third quarter of 2005, the company sold its controlling interest in GP Flakeboard, Inc., its Canadian medium-density fiberboard operation, and its Richwood lumber mill and recorded a pretax gain of $20 million ($16 million after tax).

5.

During the third quarter of 2005, the company recorded a pretax credit of $4 million ($2 million after tax) related to the negotiated settlement of an asbestos insurance receivable from a single insurer.

6.	During the third quarter of 2005, the company recorded a pretax charge of $8 million ($5 million after tax) for environmental liabilities.

Second Quarter 2005
7.

During the second quarter of 2005, the company called $250 million of its 8.625% debentures due April 30, 2025. In conjunction with these transactions, the company recorded a pretax charge of $13 million ($8 million after tax) for call premiums and to write off deferred debt issuance costs.

8.	During the second quarter of 2005, the company recorded a pretax charge of $4 million ($2 million after tax) primarily for asset impairments and gypsum mine closure costs.

9.

During the second quarter of 2005, the company recorded a pretax charge of $3 million ($2 million after tax) for reduction of its asbestos insurance receivables. The charge related to the negotiated settlement of a receivable from a single insurer.

10.

During the second quarter of 2005, the company recorded a pretax charge of $11 million ($11 million after tax) for potential costs related to an IRS challenge of the tax-exempt status of several series of bonds issued to finance construction of solid waste recycling and disposal facilities at certain of the company's mills.

First Quarter 2005
11.	During the first quarter of 2005, the company recorded a pretax charge of $8 million ($5 million after tax) primarily for asset impairments, employee separation and machine closure costs.

12.

During the first quarter of 2005, the company recorded a pretax charge of $11 million ($7 million after tax) related to a loss on a warehouse lease, as required by FAS 146. This lease was vacated by Unisource during the first quarter.

13.

During the first quarter of 2005, the company repurchased and retired $25 million of its 9.375% senior notes due February 1, 2013. In conjunction with this transaction, the company recorded a pretax charge of $4 million for call premiums and to write off deferred debt issuance costs.

14.

In March 2005, the company corrected its accounting for an insurance policy with a three-year term expiring in June of 2005. From 2002 through 2004, the company had recorded all payments made under the policy as prepaid insurance which was amortized into expense. However, a portion of these payments was refundable based upon actual loss experience and, therefore, should have been recorded as a deposit rather than as an insurance expense. Losses covered by the deposit should have been expensed as incurred. The company has concluded that the resulting overstatement of insurance expense during 2002 through 2004 was not material, either individually or in the aggregate, to its results of operations, to trends for those periods affected, or to a fair presentation of its financial statements. Accordingly, results for the prior periods have not been restated. Instead, the company reduced its insurance expense and increased other current assets by $24 million to correct this error in the first quarter of 2005. The company received a total cash refund of $31 million related to the deposit in the third quarter.

Second Quarter 2004
15.

On May 7, 2004, the company completed the sale of its building products distribution segment to BlueLinx Holding, Inc., for $767 million in cash and a receivable of $51 million, primarily related to working capital. In addition, the company received $173 million in cash in June 2004 to settle an intercompany payable related to product sold to the building products distribution business prior to closing. This transaction resulted in a pretax gain of $20 million, $13 million of which was recorded in the third quarter of 2004 as a result of the final working capital adjustment.

16.

On May 7, 2004, the company completed the sale of its non-integrated pulp mills at Brunswick, Ga., and New Augusta, Miss., along with a short-line railroad, to Koch Cellulose, LLC, ("Koch") and its subsidiaries for $511 million in cash and a receivable of approximately $9 million for working capital. In addition, Koch assumed $73 million of indebtedness. This transaction resulted in a pretax gain of $2 million and an after-tax loss of $15 million that was included in discontinued operations on the statements of operations. The working capital receivable of $9 million was received in October 2004.

17.	During the second quarter of 2004, the company sold all of its interests in a Brazilian pulp business for $71 million. This transaction resulted in a pretax gain of $24 million.

18.

During the second quarter of 2004, the company entered into a new $2.5 billion, five-year, senior unsecured credit facility that includes a $500 million unamortizing term loan. As a result of the new credit facility, the company recorded a pretax charge of approximately $3 million to write off deferred debt issuance costs. In addition, the company called $250 million of its 9.5% debentures due May 15, 2022 and $240 million of its 9.125% debentures due July 1, 2022. In conjunction with these transactions, the company recorded a pretax charge of $27 million for call premiums and to write off deferred debt issuance costs during the first six months of 2004.

19.	During the second quarter of 2004, the company sold certain packaging assets and an aircraft and recognized a pretax gain of $25 million ($16 million after tax).

20.	During the second quarter of 2004, the company recorded pretax charges of $24 million for asset impairment and restructuring charges related primarily to its Bellingham and Green Bay properties.

First Quarter 2004
21.

During the first quarter of 2004, the company called $243 million of its 9.875% debentures due Nov. 1, 2021, and $250 million of its 9.625% debentures due March 15, 2022. In conjunction with these transactions, the company recorded a pretax charge of $26 million for call premiums and to write off deferred debt issuance costs.

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